UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.______)


                            Multi-Color Corporation
                                (Name of Issuer)

                                     common stock
                         (Title of Class of Securities)

                                    625383104
                                  -------------
                                 (CUSIP Number)

                                December 31, 2007

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|     Rule 13d-1(b)
     |_|     Rule 13d-1(c)
     |_|     Rule 13d-1(d)



      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 625383104

- ---------------------------------------------------------------------------

1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       RMB Capital Management, LLC  59-3792751
- ---------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  |_|
       (See Instructions)                                            (b)  |_|

- ---------------------------------------------------------------------------

3)     SEC Use Only

- ---------------------------------------------------------------------------

4)     Citizenship or Place of Organization

        Delaware Limited Liability Company
- ---------------------------------------------------------------------------

     Number of Shares     5)     Sole Voting Power            708,115
     Beneficially           -------------------------------------------------
     Owned by Each        6)     Shared Voting Power          None
     Reporting              -------------------------------------------------
     Person With          7)     Sole Dispositive Power       577,200
                            -------------------------------------------------
                          8)     Shared Dispositive Power     None

- ---------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        708,115
- ---------------------------------------------------------------------------

10)     Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)                               |_|


- ---------------------------------------------------------------------------

11)     Percent of Class Represented by Amount in Item 9

        7.04%
- ---------------------------------------------------------------------------

12)     Type of Reporting Person (See Instructions)

        IA
- ---------------------------------------------------------------------------

ITEM 1.

(A) NAME OF ISSUER     Multi-Color Corporation


(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

		Summit Woods Corporate Center
                50 E-Business Way
                Sharonville, OH 45241

ITEM 2.

(A) NAME OF PERSONS FILING

         	RMB Capital Management, LLC

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

        	115 S. LaSalle Street, 34th Floor
         	Chicago, IL  60603

(C) CITIZENSHIP

         	Delaware Limited Liability Company

(D) TITLE OF CLASS OF SECURITIES

         	Common Stock

(E) CUSIP NUMBER

         	625383104


ITEM 3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78c).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |X| An investment adviser in accordance with 240.13d- 1(b)1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item

         (a)  Amount beneficially owned: 708,115

         (b)  Percent of class: 7.04%

         (c)  Number  of  shares  as  to  which  the  person  has:

              (i)   Sole power to vote or to direct the vote:   708,115

              (ii)  Shared power to vote or to direct the vote:   None

              (iii) Sole power to dispose or to direct the disposition
                    of:  577,200

              (iv) Shared power to dispose or to direct the disposition of: None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM  10.  CERTIFICATION.

           (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:    December 31, 2007


                                    Signature: /s/ Richard M. Burridge, Jr.
                                               -----------------------------

                                    Name:  Richard M. Burridge, Jr.

                                    Title: Managing Principal